Exhibit 99.1

 Cherokee International Announces Appointment of Daniel Lukas to Its
                          Board of Directors

    TUSTIN, Calif.--(BUSINESS WIRE)--Sept. 18, 2006--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced the appointment of Daniel Lukas to its Board of Directors effective September 18, 2006. Mr. Lukas will replace current board member Ian Schapiro, of GFI Energy Ventures LLC, who has served on Cherokee's Board of Directors since April 1999 and resigned September 15, 2006.
    Mr. Lukas is currently Managing Director with the New York office of GSC Partners. GSC Partners, with offices in New York, New Jersey, Los Angeles and London, is a registered investment advisor with $10.7 billion of assets under management. Mr. Lukas was previously with Thomas Weisel Partners, where he served as a Vice President in the private equity and debt funds. He began his career in the Investment Banking Division of Goldman, Sachs & Co.
    "I am very pleased that Dan Lukas has accepted our invitation to serve on our Board of Directors," said Jeffrey M. Frank, Cherokee's president and chief executive officer. "Dan brings a wealth of knowledge and directly relevant experience to our board, and we welcome his insight and perspective."
    Mr. Frank added, "We were fortunate to have Ian Schapiro serve on our board since 1999, and I want to take this opportunity to express our gratitude to Ian for his leadership, dedication, contribution and commitment to Cherokee over the past seven years."

    About Cherokee International Corporation

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    CONTACT: Cherokee International Corporation
             Lin Fox, 714-508-2043
             lin.fox@cherokeepwr.com
             or
             Ann Jones (Investor Relations), 714-508-2088 info@cherokeepwr.com